EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is made and entered into as of March 16, 2010 (this “Agreement”) by and between Hawk Corporation, a Delaware corporation (“Hawk”), and Norman C. Harbert, an individual (“Seller”).

RECITALS

A. Seller (i) has exercised an option to purchase 107,192 shares of Hawk’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) owns 25,000 shares of Common Stock (together, the “Shares”);

B. Seller exercised the option expiring on October 5, 2011 and Seller desires to sell the Shares for estate planning purposes and in consideration of the ordinary income tax triggered by the exercise of the option.

C. On February 19, 2010, Hawk’s Board of Directors approved a stock repurchase program pursuant to which Hawk is authorized to purchase up to $25.0 million of its outstanding Common Stock as allowed under its current senior note indenture and credit facility.

D. Under the terms of Hawk’s stock repurchase program, Hawk desires to purchase from Seller, and Seller desires to sell to Hawk the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

SECTION 1.1 Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and deliver to Hawk, and Hawk shall purchase from Seller, all of the Shares. The aggregate purchase price to be paid by Hawk for all of the Shares shall be $20.08 per Share, or a total of $2,654,415.36 (the “Purchase Price”). Seller and Hawk confirm that the Purchase Price of $20.08 per Share represented a discount to the market price of the Common Stock at the time the Purchase Price was negotiated between Seller and the agent representing Hawk with respect to this Agreement. Seller hereby agrees that the Purchase Price shall be paid in cash exclusive of the required taxes that Hawk will withhold from the Purchase Price on behalf of Seller for the exercise of the option referenced above and pursuant to Hawk’s 1997 Stock Option Plan. Subject to the preceding sentence, the Purchase Price shall be paid in the amounts as set forth in Exhibit A. Separately, Seller shall designate in writing to Hawk the accounts to which the Purchase Price shall be paid.

SECTION 1.2 Closing Date. The closing of the purchase and sale of the Shares (hereinafter called the “Closing”) shall take place on March 19, 2010.

SECTION 1.3 Transactions to be Effected at the Closing. At the Closing, Hawk shall deliver the Purchase Price to Seller against delivery of the Shares to Hawk. To the extent applicable and to effect the transfer of the Shares at the Closing, the Shares shall be transferred by the stock broker representing Seller through the electronic book entry system maintained by the Depository Trust Company (“DTC”). To the extent applicable, Seller will electronically transmit the Shares to Hawk.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 2. Representations and Warranties of Seller. Seller hereby warrants and represents:

(a)	Seller is the owner of the Shares, has good and marketable title to the Shares and such Shares are not subject to any mortgage, pledge, encumbrance, security interest or other lien.

(b)	There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the Shares.

(c)	Upon Seller’s receipt of the Purchase Price described in Section 1, Seller will transfer good and marketable title and all other rights and interests in the Shares by effecting delivery of the Shares to Purchaser free and clear of any liens or encumbrances.

(e)	This Agreement is a legal, valid and binding obligation of Seller. Seller has the authority to enter into this Agreement and to perform his obligations under this Agreement. Seller’s sale of the Shares will not violate any agreement that is binding on Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HAWK

SECTION 3. Representations and Warranties of Hawk. Hawk hereby warrants and represents that this Agreement is a legal, valid and binding obligation of Hawk. Hawk has the authority to enter into this Agreement and to perform its obligations under this Agreement. Hawk’s purchase of the Shares will not violate any agreement that is binding on Hawk.

ARTICLE IV
MISCELLANEOUS

SECTION 4.1 Further Acts. Following the Closing of this Agreement, each party hereto shall, upon the reasonable request of the other party, execute and deliver in proper form any instruments or documents and perform any acts necessary or desirable to satisfy or perform his or its respective obligations hereunder or perfect in the other party title to all items intended to be transferred under the terms of this Agreement.

SECTION 4.2 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

SECTION 4.3 Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

SECTION 4.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

SECTION 4.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HAWK CORPORATION

/s/ Ronald E. Weinberg
By: Ronald E. Weinberg
Its: Chief Executive Officer

and Chairman of the Board

/s/ Norman C. Harbert

Norman C. Harbert

Exhibit A

Seller’s Payment Instructions:

Proceeds to Seller from Sale of Shares Issued Pursuant to Exercise of the
Option for 107,192 Share (net of exercise price and withholding taxes): $1,093,028.54

Proceeds to Seller from Sale of 25,000 Shares: $ 502,000.00